Exhibit 99.1

BOLDFACE Group Completes $1.5 Million Financing Led by an Institutional Investor and Removes 12% Secured Convertible Notes and Related Warrant Overhang

SANTA MONICA, Calif., June 26, 2013 -- BOLDFACE Group, Inc. (OTCQB: BLBK), a celebrity beauty licensing company (the “Company” or “Boldface”) focused on top tier entertainment and designer brands for opportunities in the beauty, home and fragrance markets, today announced that on June 20, 2013, the Company raised $1,500,000 from certain accredited investors, led by an institutional investor, by selling its 8% senior secured convertible notes with a 12% original issue discount (the “Notes”) and 5-year warrants to purchase approximately 24.7 million shares (the “Warrants”). Net proceeds from the offering are expected to be used for general corporate purposes.

The Notes are convertible into shares of common stock at any time prior to maturity at $0.068 per share and will mature on December 1, 2014. The conversion price of the Notes is subject to a “full ratchet” and other customary anti-dilution protections. The Notes require mandatory redemption payments beginning on June 1, 2014 and contain customary affirmative and negative covenants of the Company. The Warrants are exercisable at $0.082 per share and contain “weighted average” and other customary anti-dilution protections.

In connection with the closing of the offering, holders of the Company’s 12% secured convertible notes in the principal amount of $3,380,000 and related warrants to purchase 13,520,000 shares purchased from the Company in December 2012 and March and April 2013 agreed to convert their notes and exercise their warrants on a cashless basis, respectively.

“We are pleased with the closing of this financing. This financing provides the working capital for our company as we enter our second year of operations, following the successful launch of the Kardashian Sisters cosmetics line in over 4,100 stores in the US over the past nine months. This capital will allow the company to develop and market long lasting celebrity brands with international reach,” said Nicole Ostoya, Chief Executive Officer.

“Conversion of the 12% notes and removal of the related warrants will significantly improve the balance sheet of our company by decreasing a large portion of the derivative liability associated with these warrants,” Ostoya added.

For more detailed information on this financing and the transactions described herein, see the Company’s Current Report on Form 8-K, which was filed with the United States Securities and Exchange Commission on June 26, 2013.  This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About BOLDFACE

BOLDFACE is a Santa Monica, California based celebrity beauty licensing company founded by beauty industry veterans. BOLDFACE sells cosmetics and beauty products under the “Kardashian Beauty” brand, and will sell fragrance products by Mario Lopez and beauty and personal care products by Ugly Dolls. Please visit www.boldfacegroup.com for further information.

Safe Harbor Statement

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the availability of additional funding; and the Company’s business, product development, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in the Company’s filings with the U.S. Securities and Exchange Commission, including the Company’s Current Reports on Form 8-K. The Company does not undertake to update these forward-looking statements.

Website: http://www.boldfacegroup.com

SOURCE: BOLDFACE Group, Inc.

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